Exhibit 23.4

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

      We consent to the incorporation by reference in this Registration Statement of JDS Uniphase Corporation on Form S-3 of our report dated December 22, 1998 (January 8, 1999 as to paragraph 8 of Note 6, May 26, 1999 as to Note 15 and November 3, 1999 as to Note 16) on the consolidated financial statements of Optical Coating Laboratory, Inc. and subsidiaries appearing in the Current Report on Form 8-K/A of JDS Uniphase Corporation filed on November 30, 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California
January 5, 2000